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FOR IMMEDIATE RELEASE
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Media contact:      Mary Thomas, (847) 948-2815

Investor contacts:  Neville Jeharajah, (847) 948-2875
                    Mary Kay Ladone, (847) 948-3371



       BAXTER TO FOCUS ON NEXT-GENERATION OXYGEN-CARRYING THERAPEUTICS;
          DECISION WILL END CLINICAL DEVELOPMENT OF FIRST-GENERATION
                                    PROGRAM

                                   * * * * *

                     BAXTER ALSO WILL INCUR SPECIAL CHARGES
                         AGAINST THIRD-QUARTER EARNINGS


DEERFIELD, Ill., September 16, 1998 -- Baxter Healthcare Corporation announced today that it has decided to focus its research-and-development efforts in oxygen-carrying therapeutics, or "blood substitutes," on its second-generation program, which is based on genetically engineered hemoglobin molecules. The decision ends the company's clinical development of its first-generation product, called HemAssist/TM/ (DCLHb), which is derived from human hemoglobin. The decision will result in a charge of $75 million against third-quarter net earnings.

The special charge consists primarily of the write-off of assets used solely in the manufacture of HemAssist (DCLHb), production start-up costs, and employee severance and relocation costs. Baxter will modify its manufacturing facility in Neuchatel, Switzerland, which was designed to manufacture a human hemoglobin product, to produce other Baxter biopharmaceutical products. Baxter also announced that it will take a net $178 million special charge against third-quarter net earnings relating to litigation reserves involving mammary implants, plasma-based therapies and other litigation.
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Specifically, Baxter will accrue $250 million for mammary implant litigation and record a receivable for insurance coverage of $121 million, resulting in a net charge of $129 million. The company noted that substantially more women have both participated in, and opted out of, the global class action settlement than originally anticipated, thereby increasing the total estimated costs of this litigation. Baxter believes that its successful trial strategy is enabling the prompt settlement of more cases at costs that the company considers reasonable.

Baxter never manufactured nor marketed mammary implants; its involvement is contractual, resulting from the merger in 1985 with American Hospital Supply Corporation, which at one time had owned breast implant manufacturer Heyer-Schulte. American Hospital Supply divested Heyer-Schulte in 1984, and the company no longer exists.

For plasma-based therapies and other litigation, Baxter will accrue $180 million and record a $131 million receivable for insurance coverage, resulting in a net charge of $49 million.

In addition, Baxter anticipates taking a third-quarter charge against net earnings of approximately $40 million, primarily for the write down of certain minority investments and the dissolution of certain joint ventures.

                           DATA ANALYSIS OF HEMASSIST
                          YIELDS INCONCLUSIVE RESULTS

During 1998, Baxter suspended enrolling patients in its Phase III clinical trials for HemAssist (DCLHb), its first-generation hemoglobin therapeutic. Clinical results had indicated it was unlikely that these clinical trials would meet the company's established endpoints for efficacy and safety. After analyzing the clinical data from the patients that were enrolled, Baxter determined that the resources necessary to re-enter clinical trials with HemAssist (DCLHb) are better spent on a focused, second-generation recombinant program.
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"While we're disappointed, delays are sometimes part of the process of developing breakthrough medical therapies such as oxygen-carrying therapeutics. We remain committed to developing the second-generation products based on recombinant technology. We believe that by genetically engineering the hemoglobin molecule we can tailor products to better meet the needs of a variety of critically ill patients," said Harry M. Jansen Kraemer, Jr., Baxter president.

"This is a difficult decision, but one that is necessary because it is not clear that the potential market opportunity for our first-generation product outweighs the necessary investments required to commercialize HemAssist," Kraemer added.

Baxter's decision to end its first-generation program will result in a net loss of approximately 100 jobs worldwide. Some employees will have the option of pursuing opportunities with the second-generation program, which is based in Boulder, Colorado, or with other Baxter businesses. For those employees who cannot find opportunities within Baxter, the company will provide extensive support services including severance pay and a range of career counseling and job search services.

"We will do everything possible to support our employees through this difficult transition. They are talented, dedicated individuals, and our goal is to help them find rewarding positions, either within Baxter or with other companies," Kraemer said.


                              COMPANY TO FOCUS ON
                       RECOMBINANT HEMOGLOBIN TECHNOLOGY

Baxter's second-generation research-and-development program is based on an extensive database and scientific capabilities, including recombinant technology. Recombinant means that the genetic information for making a therapeutic protein is inserted into the DNA of a cell. The DNA then instructs the cell to produce the desired protein, in this case a new form of hemoglobin.
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"We believe there is a great clinical need for an oxygen-carrying therapeutic,"
said Thomas Schmitz, general manager of Baxter's hemoglobin therapeutics business. "We feel that the future generations of a product such as this are dependent upon the ability to tailor the hemoglobin molecule to meet the specific needs of a variety of critically ill patients."

"We have gained an invaluable amount of knowledge and experience in the field based on our work to date. Equally important is our ability to bring both chemical and genetic sciences to the development of a second-generation oxygen-carrier, enhancing our position in the field," Kraemer added. "By deciding to focus on future-generation products, we are hopeful that we can more quickly and more effectively bring to market an oxygen-carrying therapeutic that best meets the needs of patients."

Baxter Healthcare Corporation is the principal U.S. operating subsidiary of Baxter International Inc. (NYSE:BAX). Through its subsidiaries, Baxter is a global medical products and services company that focuses on critical therapies for life-threatening conditions. Baxter's products and services in blood therapies (biopharmaceuticals and blood collection, separation and storage devices), cardiovascular medicine, medication delivery and renal therapy are used by health-care providers and their critically ill patients in 112 countries. Baxter generated 1997 sales of $6.1 billion, and employs approximately 41,000 people worldwide.

                                   * * * * *

This news release includes forward-looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.